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                                  EXHIBIT 11.1

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES
                            EARNINGS PER COMMON SHARE





                                                          PRIMARY PER SHARE                     FULLY DILUTED PER SHARE
                                                 ------------------------------------   --------------------------------------------
                                                  Three months ended  Nine months ended   Three months ended  Nine months ended
                                                     September 30,       September 30,         September 30,      September 30,
                                                 ------------------  -----------------   ------------------------------------
                                                  1997      1996      1997      1996       1997      1996    1997       1996
                                                 ------    ------    ------    ------     -------- -------  ------     ------
Net income                                      $1,557    $  543     $3,817    $1,108     $ 1,557   $ 543   $ 3,817  $ 1,108
Interest adjustment                                -         -         -         -           -         13       -         13
Preferred dividends                                 (3)      (11)        (9)      (35)         (3)      -        (9)      -
                                                 ------    ------   -------    ------     -------- ------   ------   -------
   Net income to common stockholders           $ 1,554    $  532     $3,808   $ 1,073     $ 1,554   $ 556   $ 3,808  $ 1,121
                                                 ======   =======   =======   =======     ======== ======   =======  =======

Weighted average common shares outstanding       5,484     3,504      5,443     3,491       5,484   3,504     5,443    3,491
Assumed conversion of preferred stock              -         -           -         -           24     421        24      206
Assumed conversion of outstanding
options and warrants (treasury
stock method)                                      882       660        801       407         881     694       801      694
                                                 ------    -----     ------   -------    --------   -----   -------   ------
     Revised common share basis                  6,366     4,164      6,244     3,898       6,389   4,619     6,268    4,391
                                                 ======    =====     ======   =======    ========  ======   =======   ======

Earnings per common share                     $   0.24    $ 0.13     $ 0.61    $ 0.28     $  0.24  $ 0.12   $  0.61  $  0.26

                                               =======    ======     ======   =======     =======  ======   =======   ======
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